EXHIBIT 99.A

News
For Immediate Release

Tennessee Gas Pipeline Company Announces Pricing of $250 Million Private Placement of 8.000% Notes Due 2016

HOUSTON, TX, January 22, 2009—Tennessee Gas Pipeline Company (TGP), a wholly owned subsidiary of El Paso Corporation (NYSE: EP), announced today that it has priced an offering of $250 million of notes due February 1, 2016 with a coupon of 8.000%, issued at a discount generating a yield of 9.000%.  This offering was done in a Rule 144A and Regulation S offering with registration rights.  TGP expects closing to occur on January 27, 2009, and will use note proceeds to fund its 2009 capital program.

Upon issuance, the notes will be senior unsecured obligations of TGP and will rank equally in right of payment with other existing and future unsecured senior indebtedness of TGP.  The notes will not be guaranteed by El Paso Corporation or any of its affiliates.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act.  The notes will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.  This press release shall not constitute an offer to sell or a solicitation of any offer to buy such securities and is issued pursuant to Rule 135c under the Securities Act.

TGP is a Delaware corporation incorporated in 1947, and an indirect wholly owned subsidiary of El Paso Corporation.  Its primary business consists of the interstate transportation and storage of natural gas.  TGP conducts its business activities through its natural gas pipeline system and storage facilities.

El Paso provides natural gas and related energy products in a safe, efficient, and dependable manner.  El Paso owns North America's largest interstate natural gas pipeline system and one of North America's largest independent natural gas producers.

Cautionary Statement Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are based on assumptions that TGP believes to be reasonable. However, actual results almost always vary from assumed facts and the differences can be material, depending upon the circumstances.  As a result, you should not place undue reliance on such forward-looking statements.  The words "believe," "expect," "estimate," "anticipate" and similar expressions will generally identify forward-looking statements.  All of TGP's forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  In addition, TGP disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

With this in mind, you should consider the risks discussed under the caption "Risk Factors" in TGP's and El Paso Corporation's Annual and Quarterly Reports on Forms 10-K and 10-Q and in the other documents TGP and El Paso Corporation file with the SEC from time to time, which could cause actual results to differ materially from those expressed in any forward-looking statement made by TGP or on TGP's behalf.

Contacts
Investor and Media Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855

Media Relations
Bill Baerg, Manager
Office:  (713) 420-2906